Exhibit 99.(r)(1)

FORM OF SUMMARY PROSPECTUS FOR NEW INVESTORS

AUL AMERICAN INDIVIDUAL VARIABLE LIFE UNIT TRUST

FLEXIBLE PREMIUM VARIABLE ADJUSTABLE UNIVERSAL LIFE INSURANCE

www.oneamerica.com

The Date of this Prospectus is [•], 2022

This summary prospectus summarizes key features of the AUL American Individual Variable Life Unit Trust Flexible Premium Variable Adjustable Universal Life Insurance Policy (the “Policy” or the “Contract”) issued by us, American United Life Insurance Company® (“AUL” or “Us”).

Before you invest, you should review the Statutory Prospectus, which contains more information about the Policy’s features, benefits, and risks. You can find this document and other information about the Policy online at www.oneamerica.com/prospectuses. You can also obtain this information at no cost by calling (800) 537-6442 or by sending an email request to policyservice@oneamerica.com.

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YOU MAY CANCEL YOUR POLICY WITHIN TEN DAYS WITHOUT PAYING FEES OR PENALTIES

This cancellation period may be longer depending on state law and whether the Policy was purchased to replace another life insurance policy. In most states, upon cancellation, we will refund the premiums paid. You should review this Prospectus, or consult with your investment professional, for additional information about the specific cancellation terms that apply.

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Additional information about certain investment products, including variable life insurance policies, has been prepared by the Securities and Exchange Commission’s staff and is available at Investor.gov.

The Securities and Exchange Commission has not approved or disapproved the contract or passed upon the adequacy of this Summary Prospectus. Any representation to the contrary is a criminal offense.

DEFINITIONS OF TERMS

Account Value — The sum of Your values in the Fixed Account, the Variable Account, and the Loan Account.

Age — The Insured’s current Age as of the Policy Date.

Attained Age — The Insured’s Age increased by one (1) for each complete Policy Year.

Business Day — A day on which both the Home Office and the New York Stock Exchange are customarily open for business. Traditionally, in addition to federal holidays, the Home Office is not open for business on the day after Thanksgiving, but the Home Office may not be open for business on other days.

Cash Value — The Cash Value is the Account Value less any Surrender Charges.

Cash Surrender Value — The Cash Value reduced by any indebtedness, including outstanding loans and loan interest.

Death Benefit and Death Benefit Proceeds — This Policy has two (2) Death Benefit options. The Death Benefit Proceeds are the Death Benefit provided by the Death Benefit option in effect as of the end of the Valuation Period during which death occurs, less any outstanding lien, loan and loan interest, plus any benefits provided by rider.

Death Benefit Discount Factor — The factor used in determination of the Net Amount at Risk as described in the Policy Charges provisions. Death Benefit Discount Factor = (1 + Death Benefit Discount)(1/12). The Death Benefit Discount is shown on the Owner’s Policy Data Page.

Depositor — American United Life Insurance Company is the Depositor for Policies and is primarily responsible for the organization of the Registrant and the person, other than the trustee or custodian, who has continuing functions or responsibilities for the administration of the affairs of the Registrant.

Face Amount — The amount of insurance selected by the Owner on the Issue Date, or as subsequently changed.

Fixed Account — AUL’s General Account and is not part of or dependent upon the investment performance of the Variable Account.

Full Surrender — A withdrawal of the entire Cash Surrender Value.

General Account — All assets of AUL other than those allocated to the Separate Account or to any other separate account of AUL.

Grace Period — A period in which an Owner can make a premium payment in an amount sufficient to prevent the Policy from lapsing.

Home Office — AUL’s Home Office is a location designated by the Board of Directors. It is located at One American Square, P.O. Box 368, Indianapolis, Indiana 46206-0368.

Insured — The person the Owner names, whose life is covered by this Policy. The Insured may or may not be the Owner. If the Insured dies while the Owner’s Policy is in force, then the Death Benefit Proceeds become payable.

Investment Accounts — One (1) or more of the subdivisions of the Separate Account. Each Investment Account is invested in a different Portfolio.

Issue Date — The date the Policy is issued.  In most states this is a reference date used in determining the end of the Right to Examine period solely for the purpose of allocating the initial Net Premium.

Loan Account — A portion of the Account Value which is collateral for loan amounts.

Minimum Insurance Percentage — The minimum percentage of Account Value required to qualify the Policy as life insurance under the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). A table of these percentages is on the Policy Data Page of the Owner’s Policy.

Modified Endowment Contract — A classification of policies determined under the Internal Revenue Code which affects the tax status of distributions from the Policy.

Monthiversary — The same date of each month as the Policy Date. If the Policy Date is the 29th, 30th, or 31st of a calendar month, then for any calendar month that has fewer days, the Monthiversary will be the last day of such calendar month. If a Monthiversary falls on a day which is not a Valuation Date, the processing of the Monthiversary will be the next Valuation Date.

Monthly Deduction — A charge made against the Account Value every month which includes the Monthly Administrative Charge, Face Amount Charge, Asset-Based Charge, Cost of Insurance and cost for any riders.

Net Amount at Risk — The amount used to determine the Policy’s Cost of Insurance charge. Refer to the Policy Charges section of your Policy.

Net Premium — The total premium paid reduced by the Owner’s Premium Expense Charges.

Owner — The Owner named in the application for a Policy, unless changed.

Partial Surrender — A withdrawal of a portion of the Cash Surrender Value.

Planned Premium — The amount specified by the Owner, as shown on the Policy Data Page or subsequently changed. This is the amount AUL will bill the Owner or, in the case of AUL’s automatic payment plan, the amount AUL will deduct from the account selected by the Owner.

Policy Anniversary — The same date each year as the Policy Date.

Policy Data Page — The Policy Data Page in the Owner’s Policy, or the supplemental Policy Data Page most recently sent to the Owner by AUL.

Policy Date — The date from which Monthiversaries, Policy Years, and Policy Anniversaries are measured. Suicide and Incontestability periods are also measured from the Policy Date.

Policy Year — One (1) year from the Policy Date and from each Policy Anniversary thereafter.

Portfolio — A diversified, open-ended management investment company in which the Separate Account invests.

Premium Mode — The frequency of the Planned Premium as shown on the Policy Data Page or as subsequently changed by the Owner.

Proper Notice — Notice and documents that are received at the Home Office in good order in a form acceptable to AUL.

Registrant — The separate account (as defined in section 2(a)(37) of the Investment Company Act [15 U.S.C. 80a-2(a)(37)]) that offers the Variable Life Insurance Contracts.

Right to Examine - The Owner’s right to cancel the Owner’s Policy during the Owner’s “Right To Examine” Period and receive a full refund of the premium paid with the Owner’s application or the Account Value, whichever is greater. This period expires ten (10) calendar days after the Owner receives the Owner’s Policy (or a longer period if required by law).

SAI — The Statement of Additional Information required by Part B of this form.

Securities Act — The Securities Act of 1933 [15 U.S.C. 77a et seq.].

Separate Account — AUL American Individual Variable Life Unit Trust. The Separate Account is segregated into several Investment Accounts each of which invests in a corresponding Portfolio.

Statutory Prospectus — A prospectus that satisfies the requirements of section 10(a) of the Securities Act [17 CFR 230.498A(a)(11)].

Summary Prospectus — The meaning provided by paragraph (a)(11) of Rule 498A under the Securities Act [17 CFR 230.498A(a)(11)].

Surrender Charge — A charge for early withdrawal.

Valuation Date — Each date on which the Investment Accounts are valued, which currently includes each Business Day that is also a day on which the New York Stock Exchange is open for trading.

Valuation Period — A Valuation Period begins at the close of a Valuation Date and ends at the close of the next succeeding Valuation Date.

Variable Account — The Account Value Account Value of this Policy that is invested in one (1) or more Investment Accounts.

Variable Life Insurance Contract, Contract, or Policy — A life insurance contract that provides for death benefits and cash values that may vary with the investment experience of any separate account.  Unless the context otherwise requires, “Variable Life Insurance Contract,” “Contract,” or “Policy” refers to the flexible premium variable adjustable universal life insurance policy being offered pursuant to the registration statement prepared on this form.

Important Information You Should Consider about the Policy

	FEES AND EXPENSES	Location in Statutory Prospectus
Charges for Early Withdrawals

We will not deduct a charge for making a Partial Surrender from your Policy. For a Full Surrender, however, for up to 10 years from the date of the Policy, you could pay a Surrender Charge of up to $60 (6%) per $1,000 of the Face Amount as of the Policy Date. For example, if you surrender your Policy in the first year and the Face Amount was $100,000, you could pay a Surrender Charge of up to $6,000. We will also deduct a proportional Surrender Charge from the Account Value upon a decrease of the Face Amount.

• Additional Information About Fees

Transaction Charges	In addition to Surrender Charges, you may also be charged for other transactions, such as when you decrease the Face Amount, make a Premium payment, or exercise certain benefits.			• Additional Information about Fees • Death Benefit and Changes in Face Amount —Decrease in Face Amount
Ongoing Fees and Expenses (annual charges)

• In addition to Surrender Charges and transaction charges, there are certain ongoing fees and expenses including the Cost of Insurance Charge under the Policy, cost of optional rider charges, and Policy loan interest.

• Certain fees are set based on characteristics of the Insured (e.g., Age, sex, and rating classification). You should review your Policy Data page for rates applicable to you.

• Owners will also bear expenses associated with the Portfolios available under the Policy, as shown in the following table:

• Additional Information about Fees
	Annual Fee	Minimum	Maximum
	Investment options* (Portfolio fees and expenses)	0.11%	0.90%
*As a percentage of Portfolio’s net assets.
Dollar Cost Averaging Program (“DCA Program”)	• American United Life Insurance Company® (“AUL” or “Us”) reserves the right to impose a $25 transfer charge for each transfer effected under a DCA Program			• Other Benefits Available Under the Policy — Dollar Cost Averaging Program
	RISKS			Location in Prospectus
Risk of Loss	You can lose money by investing in the Policy, including loss of principal.			• Principal Risks of the Policy

Not a Short-Term Investment

• This Policy is not a short-term investment vehicle and is not appropriate for an investor who needs ready access to cash.

• Surrender Charges apply for up to 10 years from the Policy Date.

• Tax deferral is more beneficial to investors with a long-time horizon.

• Principal Risks of the Policy • Additional Information About Fees
Risks Associated with Investment Options

• An investment in the Policy is subject to the risk of poor investment performance and can vary depending on the performance of the Portfolios available under the Policy.

• Each Portfolio (in addition to a Fixed Account investment option) has its own unique risks. You should review each investment option (including each Portfolio’s prospectus) before making an investment decision.

• Principal Risks of the Policy
Insurance Company Risks

• An investment in the Policy is subject to the risks related to AUL, including that any obligations (including the Fixed Account investment option), guarantees, and benefits of the Policy are subject to the claims-paying ability of AUL. If AUL experiences financial distress, it may not be able to meet its obligations to you. More information about AUL, including its financial strength ratings, is available upon request from AUL or by visiting https://www.oneamerica.com/about-us/financial-strength-ratings.

• Principal Risks of the Policy • General Information about AUL, the Separate Account, and the Portfolios

Contract Lapse

• The Policy is at risk of lapsing when the Cash Surrender Value is insufficient to cover the Monthly Deduction, including Rider charges. Cash Surrender Value can be reduced by unfavorable investment experience, Policy loans, partial surrenders and the deduction of Policy charges.

• There is no separate additional charge associated with reinstating a lapsed Policy.

• The Death Benefit will not be paid if the Policy has lapsed.

• Principal Risks of the Policy • How Your Policy May Lapse
	RESTRICTIONS	Location in Prospectus
Investments

• We reserve the right to limit the number of transfers or to restrict transfers from being made on consecutive Valuation Dates. The Maximum Number of Transfers in any Policy Year is 20.

• The Policy limits the amount you can transfer from the Fixed Account within a Policy Year.

• We reserve the right to close, add, substitute or remove Portfolios as investment options under the Policy. A Portfolio may also be merged into another Portfolio.

• Overview of the Policy • The Policy — Addition, Deletion, or Substitution of Investments • Fixed Account

Optional Benefits

• Riders may alter the benefits or charges in your Policy. Rider availability and benefits may vary by state of issue and their election may have tax consequences. Riders may have restrictions or limitations, and we may modify or terminate a rider, as allowed. If you elect a particular rider, it may restrict or enhance the terms of your Policy, or restrict the availability or terms of other riders or Policy features.

• The Policy offers several allocation models (“Portfolio Optimization Models” or “Models”). These Models may change over time.

• Other Benefits • Buying the Policy — Portfolio Optimization Program
	TAXES	Location in Prospectus
Tax Implications

• You should consult with a tax professional to determine the tax implications of an investment in and payments received under the Policy.

• There is no additional tax benefit to you if the Policy is purchased through a tax-qualified plan or individual retirement account (“IRA”).

• Withdrawals will be subject to ordinary income tax, and may be subject to tax penalties.

• Additional Information About Fees - Taxes
	CONFLICTS OF INTEREST	Location in Prospectus
Investment Professional Compensation

• Some investment professionals may receive compensation for selling the Policy.

• Compensation can take the form of commissions on premiums paid.

• These investment professionals may have a financial incentive to offer or recommend the Policy over another investment.

• Additional Information About Fees — Commissions Paid to Broker-Dealers

Exchanges

• Some investment professionals may have a financial incentive to offer you a new policy in place of the one you already own.

• You should only exchange your policy if you determine, after comparing the features, fees, and risks of both policies, that it is preferable for you to purchase the new policy rather than continue to own the existing policy.

• Additional Information About Fees- Commissions Paid to Broker-Dealers

OVERVIEW OF THE POLICY

Purpose

AUL designed the Policy to provide long-term life insurance benefits and to potentially provide long-term accumulation of Cash Value. The Owner should evaluate the Policy in conjunction with other insurance policies that the Owner owns, as well as the need for insurance and the Policy’s long-term potential for growth. It may not be advantageous to replace existing insurance coverage with this Policy. This Policy may be appropriate for you if you have a long investment time horizon and the Policy’s terms and conditions are consistent with your financial goals. The Policy is not a short-term investment and is not appropriate for you if you need ready access to cash.

Premiums

The Owner will select a Premium payment plan for the Policy at the time of application. Subject to certain limits, the Owner may vary the frequency and amount of Premium payments, see Buying The Policy. A Premium payment may be restricted if such payment would cause an increase in Net Amount at Risk, result in a failure to meet the definition of life insurance or cause the Policy to become a Modified Endowment Contract. Payment of insufficient Premium may cause the Policy to lapse.

The Initial Net Premium and any Net Premium received during the Right to Examine period are allocated to the money market account on the later of the Policy Date or the date we receive the Premium at AUL’s Home Office, if such later date is on or before the expiration of the Right to Examine period. If you cancel your Policy during the Right to Examine period, you will receive a full refund of the premium you paid with your application or the Account Value, whichever is greater.

At the end of the Right to Examine period, we will transfer your Account Value to the Fixed Account or the Variable Account based on your premium allocation instructions. Subsequent Net Premiums are allocated as of the end of the Valuation Period during which we receive the Premium at AUL’s Home Office. You may change the allocation of subsequent Net Premiums at any time by Proper Notice, or by telephone if written authorization is on file with Us.

The amount allocated to the Fixed Account will earn interest rate not less than the guaranteed interest rate. For more information, see “Fixed Account.” The amount allocated to the Variable Account will then be allocated, based on your instructions, to one or more of the Investment Accounts, each of which invests in a designated Portfolio. Additional information about the Portfolios is available in Appendix A: Portfolios Available Under the Policy.

Policy Features

Death Benefit

Upon the death of the Insured, we will pay your designated Beneficiary a Death Benefit. For more information, see Death Benefit and Changes in Face Amount.

Access to Policy Value through Surrenders

You may request a Full Surrender of your Policy, and we will pay you the Cash Surrender Value. You may also request a Partial Surrender, which is a portion of the Cash Surrender Value, subject to certain restrictions. You may incur a Surrender Charge if you request a Full Surrender. Full or Partial Surrenders may result in tax consequences.

Loans

You may take a loan on the Policy, which is subject to interest.

Guaranteed Death Benefit Provision

If the Policy satisfies the Guaranteed Death Benefit Test described in How Your Policy May Lapse, the Policy will remain in force and will not begin the Grace Period even if the Cash Surrender Value is insufficient to pay the Monthly Deduction.

Transfers

Generally, you may transfer funds among the Investment Accounts and the Fixed Account, subject to certain provisions. We also offer two automated transfer programs: Dollar Cost Averaging and Portfolio Rebalancing. The maximum number of transfers you may make in any Policy Year is 20. Only one of these transfer programs may be elected at any time.

Tax Treatment

Variable life insurance policies have significant tax advantages under current tax law. Policy values accumulate on a tax-deferred basis until withdrawn, and transfers from one Investment Account to another or to the Fixed Account generate no current taxable gain or loss. There may be adverse tax consequences (i.e. a 10% penalty) in the event of a Surrender or withdrawal if the Owner is under the age of 59½.

Riders and Benefits Thereunder

The Policy offers the following riders that provide additional benefits under the Policy:

•      Accelerated Death Benefit for Chronic Illness Rider

•      Accelerated Death Benefit for Terminal Illness Rider

•      Accounting Benefit Rider

•      Children’s Insurance Benefit Rider

•      Overloan Protection Rider

•      Waiver of Monthly Deductions Disability Rider

Children’s Insurance Benefit Rider and Waiver of Monthly Deductions Disability Rider may be selected for additional charges. An additional charge or fee may apply upon exercising the benefit under Accelerated Death Benefit for Terminal Illness Rider, Accelerated Death Benefit Chronic Illness Rider, or Overloan Protection Rider. For more information, see Other Benefits Available Under the Policy.

Right to Cancel (Examination Right)

For a limited time, the Owner has the right to cancel the Owner’s Policy and receive a refund of Premium paid or the Account Value, whichever is greater. See “Right to Examine Policy.” AUL allocates Net Premiums to the Fixed Account and Investment Accounts on the later of the day the “Right to Examine” period expires, or the date AUL receives the premium at the Home Office. If the Owner exercises the Owner’s Right to Examine the Policy and cancels it by returning it to AUL, AUL will refund either the premiums paid or the Account Value, whichever is greater. See “Premium Allocations and Crediting.” The Policy may include the election to buy a reduced paid-up Policy if required by a state.

STANDARD DEATH BENEFIT

AUL will pay the Death Benefit Proceeds upon receipt at the Home Office of Proper Notice and due proof that the Insured died while this Policy was in force. Due proof of death will consist of (i) a certified copy of the death certificate of the Insured or other lawful evidence providing equivalent information and (ii) proof of the beneficiary’s interest in the Death Benefit Proceeds in a form acceptable to Us. AUL may require return of the Policy. The Death Benefit Proceeds may be paid in a lump sum, generally within seven (7) calendar days of receipt of satisfactory proof (see “When Proceeds Are Paid” in the Statutory Prospectus for more information), or in any other way agreeable to the Owner and AUL. Before the Insured dies, the Owner may choose how the proceeds are to be paid. If the Owner has not made a choice before the Insured dies, the beneficiary may choose how the proceeds are paid. The Death Benefit Proceeds will be paid to the beneficiary. For more information see “Selecting and Changing the Beneficiary” in the Statutory Prospectus for more information. Coverage is effective on the later of the date the initial premium is paid or the Issue Date except when the Initial Premium is paid at delivery of the Policy then coverage will begin on the Policy Date.

Amount of Death Benefit Proceeds

The Death Benefit Proceeds are equal to the sum of the Death Benefit determined pursuant to the Death Benefit option in effect at the end of the Valuation Period during which death occurs, plus any rider benefits payable at the Insured’s death, minus any outstanding lien, loan and loan interest as of the date of death. If the date of death occurs during a grace period, the Death Benefit will still be payable to the beneficiary, although the amount will be equal to the Death Benefit determined pursuant to the Death Benefit option in effect at the end of business on the Business Day immediately prior to the start of the grace period, plus any benefits provided by rider payable at the Insured’s death, and less any outstanding lien, loan and loan interest as of the date of death and the shortfall in total required premiums to maintain the Guaranteed Death Benefit Provision as of the start of the grace period. Under certain circumstances, the amount of the Death Benefit may be further adjusted. For more information see “Limits on Rights to Contest the Policy” and “Changes in the Policy or Benefits” in the Statutory Prospectus for more information.

Death Benefit Payment Options

The Death Benefit Proceeds may be paid in a lump sum, under a Settlement Option as set forth in the Settlement Options section in the Statutory Prospectus, or in any other way agreeable to the Owner and Us. Before the Insured dies, You may choose how the Death Benefit Proceeds are to be paid. If You have not made a choice before the Insured dies, the beneficiary may choose how the Death Benefit Proceeds are paid.  We will include interest from the date of death to the payment date. Interest will accrue:

1. At the rate or rates applicable to the Policy funds left on deposit, as of the date of death;

2. At the rate listed in Item 1 above, plus additional interest at a rate of 10% annually beginning with the date that is thirty-one (31) calendar days from the latest of items a, b, and c below to the date the claim is paid:

The date the due proof of death is received by Us;

The date We receive sufficient information to determine AUL’s liability, the extent of the liability, and the appropriate payee legally entitled to the proceeds; and

The date legal impediments to payment of proceeds that depend upon the action of parties other than Us are resolved and sufficient evidence of the same is provided by Us. Legal impediments to payment include, but are not limited to:

The establishment of guardianships and conservatorships;

The appointment and qualification of trustees, executors and administrators; and

The submission of information required to satisfy state and federal reporting requirements.

Death Benefit Options

The Owner may choose one of the following Death Benefit options:

Option 1 — The Death Benefit is equal to the greater of:

1. The Face Amount in effect at the time of death; or

2. The Account Value multiplied by the appropriate percentage from the Table of Minimum Insurance Percentages on the Policy Data Page.

Option 2 — The Death Benefit is equal to the greater of:

1. The Face Amount in effect at the time of death plus the Account Value; or

2. The Account Value multiplied by the appropriate percentage from the Minimum Insurance Percentages (as described below). (Please note that the investment performance of the Investment Accounts you have chosen will impact the Account Value and therefore may affect the amount of Death Benefit Proceeds payable.)

Life Insurance Qualification Test

It is intended that this Policy be considered as life insurance for federal income tax purposes, notwithstanding any other provision of the Policy to the contrary, in order to comply with Section 7702 of the Internal Revenue Code of 1986, or any other equivalent section of the Code.

We may make any reasonable adjustments to the conditions or terms of this Policy if necessary, to allow it to continue to qualify as life insurance. This provision is not a guarantee that this Policy will receive tax treatment as life insurance. Additionally, it does not guarantee that the tax treatment of life insurance will never change by the future actions of any tax authority. In order to ensure that this Policy qualifies as life insurance, one of the tests described below will be applied to the Policy.

The default test is the Cash Value Accumulation Test. The test cannot be changed after the Policy Date. We reserve the right to limit the life insurance qualification tests available.

Cash Value Accumulation Test

Under this test, the minimum Death Benefit must be maintained. We may modify the Minimum Insurance Percentage shown on the Policy Data Page, retroactively if needed, to ensure or maintain qualification of this Policy as a life insurance contract for federal income tax purposes, notwithstanding any other provision of this Policy to the contrary.

Guideline Premium Test

Under this test, if at any time the premiums received exceed the amount allowable for tax qualification, the excess amount may be removed from the Policy as of the date of its payment, together with interest and/or investment experience thereon from such date, and any appropriate adjustment in the Death Benefit shall be made as of such date. This excess amount shall be refunded within 60 days after the end of the applicable Policy Year. If this excess amount is not refunded within 60 days, the Face Amount under the Policy shall be increased retroactively so that at no time is the Death Benefit ever less than the amount needed to ensure or maintain tax qualification. However, We will not refuse to accept any premium necessary to continue coverage but only if such premium would result in a zero Cash Value at the end of the Policy Year. Additionally, the minimum Death Benefit must be maintained.

Face Amount and Death Benefit Option

The Face Amount is set at the time the Policy is issued. The Owner may change the Face Amount from time to time, as discussed below. The Owner selects the Death Benefit option when the Owner applies for the Policy. The Owner also may change the Death Benefit option as discussed below. AUL reserves the right, however, to decline any change which might disqualify the Policy as life insurance under federal tax law. AUL’s acceptance of any of your changes does not imply there will be no effect on the qualification of your Policy as life insurance as a result of the changes.

Other Benefits Available Under the Policy

In addition to the Death Benefit under the Policy, other standard and optional benefits may also be available to you. The following table summarizes information about those benefits. Information about the fees associated with each benefit included in the table may be found in the Fee Table. More information about each rider follows the table.

Name of Benefit	Purpose	Standard or Optional	Brief Description of Restrictions/Limitations
Accelerated Death Benefit for Terminal Illness Rider	Advances a portion of the Death Benefit upon Insured being diagnosed as terminally ill and has 12 months or less to live.	Standard

• The minimum accelerated death benefit amount is $5,000.

• The maximum accelerated death benefit amount is equal to the lesser of 75% of the Death Benefit of the base Policy or $1,000,000.

• Expires upon exercise of the Overloan Protection Rider or termination of the Policy.

• This Rider may not be available to all investors. Please see Material State Variations for more details.

Accelerated Death Benefit for Chronic Illness Rider	Advances a portion of the Death Benefit upon Insured being diagnosed as Chronically Ill (as defined below).	Standard

• The maximum annual acceleration amount is subject to the Internal Revenue Services (“IRS”) per diem limitation as described below.

• The overall maximum benefit at any time is limited as described below.

• Expires upon exercise of the Overloan Protection Rider or termination of the Policy.

• The rider is restricted to issue ages 0-65. Not allowed on substandard policies.

• This Rider may not be available to all investors. Please see Material State Variations for more details.

Accounting Benefit Rider	Waives a percentage of the Surrender Charge in exchange for a separate compensation schedule with an extended chargeback period.	Optional	• The rider benefits are only available upon Full Surrender of the Policy. This benefit must be chosen at the time of application.
Children’s Insurance Benefit Rider	Provides level term insurance on each child of the Insured.	Optional	• The rider expires when the Insured reaches age 65.

Overloan Protection Rider	Provides option to continue Policy at a reduced Face Amount with no further reductions.	Standard

• May be exercised only if certain conditions are met:

•                  Policy must be in force for at least 15 Policy Years.

•                  Insured’s attained Age must be 65 or older.

•                  Partial Surrenders must equal or exceed premiums paid.

•                  The amount of the outstanding loan plus accrued loan interest must exceed the Minimum Loan Indebtedness Percentage shown on the Rider Data Page times the Cash Value, but be less than the Maximum Loan Indebtedness Percentage shown on the Rider Data Page after the deduction of the Overloan Protection Rider Charge from the Account Value.

•                  The Policy must not be a Modified Endowment Contract as defined in Section 7702A of the Internal Revenue Code of 1986, or thereafter changed, and exercising this Rider must not cause the Policy to become a Modified Endowment Contract.

•                  The Policy changes that result from exercising this rider must not lead to a Death Benefit that is not compliant with the Internal Revenue Code.

Waiver of Monthly Deductions Disability Rider	Waives all Policy Charges if the Insured becomes totally disabled.	Optional	• A six-month waiting period applies. • Waiver period varies depending on when the disability occurs. • The rider is limited to issue ages 0-55.

Dollar Cost Averaging Program (“DCA Program”)	Enables systematic and automatic transfer of, on a monthly basis, specified dollar amounts from the Vanguard Money Market Portfolio to other Investment Accounts	Optional

• AUL reserves the right to impose a $25 transfer charge for each transfer effected under a DCA Program.

• AUL also reserves the right to alter the terms or suspend or eliminate the availability of the Ongoing Dollar Cost Averaging Program at any time.

•  Owner can only enter one transfer program at a time.

Automatic Portfolio Rebalancing	Automatically rebalances a Policy to specified fund allocation percentages on a quarterly or annual basis.	Optional	• Owner can only enter one transfer program at a time.
Portfolio Optimization Program	An optional Program to allocate investments in Investment Accounts or other investment options according to a model selected by the Owner.	Optional

• If the Owner decides to subscribe to the Program and select one (1) of the Portfolio Optimization Models, the Owner’s initial premium payment (in the case of a new application) or Account Value, as applicable, will be allocated to the Investment Accounts according to the Model the Owner selects. Subsequent premium payments, if allowed under the Owner’s Contract, will also be allocated accordingly.

• AUL is under no contractual obligation to continue this service and has the right to terminate or change the Program at any time.

BUYING THE POLICY

Applying for a Policy

AUL requires satisfactory evidence of the proposed Insured’s insurability, which may include a medical examination of the proposed Insured. The available Ages are 0 through 85. Age is determined based on the Insured’s Age as of the Policy Date.  Acceptance of an application depends on AUL’s underwriting rules, and AUL reserves the right to reject an application. Coverage under the Policy is effective as of the later of the date the initial premium is paid or the Issue Date except when the initial premium is paid at delivery of the Policy then coverage will begin on the Policy Date.

Right to Examine Period

The Owner may cancel the Owner’s Policy for a refund of premium during the Owner’s “Right To Examine” Period. This period expires ten (10) calendar days after the Owner receives the Owner’s Policy (or a longer period if required by law). If the Policy replaces another life insurance policy, the Policy may be sent back to AUL or AUL representative within thirty (30) calendar days. If the Owner decides to cancel the Policy, the Owner must notify the Home Office or the authorized AUL representative who sold it within the above timeframe.  Immediately after notification, the Policy will be deemed void from the beginning.  Within seven (7) calendar days after AUL deems the Policy is still within the “Right To Examine” period, AUL will refund the premium. If the Owner exercises the Owner’s Right to Examine the Policy and cancels it by returning it to AUL, AUL will refund the premiums paid or the Account Value, whichever is higher.

Premiums

The minimum initial premium payment required depends on a number of factors, such as the Age, sex and risk class of the proposed Insured, the Face Amount, any supplemental and/or rider benefits and the Planned Premium payments the Owner proposes to make. Consult an AUL representative for information about the initial premium required for the coverage the Owner desires.

The initial premium is due on or before delivery of the Policy. There will be no coverage until this premium is paid or until the Issue Date, whichever is later except when the initial premium is paid at delivery of the policy then coverage will begin on the Policy Date.

The Owner may make other premium payments at any time and in any amount, subject to the limits described in this section. The actual amount of premium payments will affect the Account Value and the period of time the Policy remains in force.

Premium payments after the initial payment must be made to AUL’s Home Office. Each payment must be at least equal to $100 monthly unless on a monthly pre-authorized payment arrangement.

The Planned Premium is the amount for which AUL will bill the Owner or, in the case of AUL’s automatic premium plan (which deducts the Planned Premium from an account selected by the Owner), the amount for which AUL will charge the Owner’s account. The amount and Premium Mode of the Planned Premium are shown on the Policy Data Page in the Owner’s Policy. The Owner may change the amount and the Premium Mode of the Planned Premium by Proper Notice, at a maximum of once per year. AUL reserves the right to change the Planned Premium to comply with AUL’s rules for billing amount and frequency. If AUL approves the change of the Premium Mode, AUL will make the change and notify the Owner of the new premium payments and when they are due.

Unless otherwise indicated, premiums received in excess of Planned Premium will be applied as additional premium.

If the payment of any premium would cause an increase in the Net Amount at Risk because of the Minimum Insurance Percentage, AUL may require satisfactory evidence of insurability before accepting it. If AUL accepts the premium, AUL will allocate the Net Premium to the Owner’s Account Value on the date of AUL’s acceptance. If AUL does not accept the premium, AUL will refund it to the Owner.

If the payment of any premium would cause the Policy to become a Modified Endowment Contract, AUL will try to notify the Owner upon allocating the premium after the first Monthiversary after a premium payment. In the event that AUL notifies the Owner, consistent with the terms of the notice, the Owner may choose whether the Owner wants the premium refunded to him or her.

AUL reserves the right to refund any premiums that cause the Policy to become a Modified Endowment Contract. Additionally, upon request, AUL will refund the premium to the Owner no later than sixty (60) days after the end of the Policy Year in which AUL receives the premium.

If the payment of any premium would cause this Policy to fail to meet the federal tax definition of a life insurance contract in accordance with the Internal Revenue Code, AUL may make reasonable adjustments to the conditions or terms of this Policy if necessary to allow it to continue to qualify as life insurance. In order to ensure that this Policy qualifies as life insurance, the Guideline Premium Test or the Cash Value Accumulation Test will be applied to the Owner’s Policy. This Policy will be issued with the Cash Value Accumulation Test as the default test. The Owner cannot change the selection after the Policy Date. This provision is not a guarantee that the Policy will receive tax treatment as life insurance. Additionally, this provision does not guarantee that the tax treatment of life insurance will never change by future actions of any tax authority.

Cash Value Accumulation Test

Under this test, the minimum Death Benefit must be maintained. AUL may modify the Minimum Insurance Percentage shown on the Owner’s Policy Data Page, retroactively if needed, to ensure or maintain qualification of the Owner’s Policy as a life insurance contract for federal income tax purposes, notwithstanding any other provision of this Policy to the contrary.

Guideline Premium Test

Under this test, if at any time the premiums received by AUL exceed the amount allowable for tax qualification, the excess amount may be removed from the Policy as of the date of its payment, together with interest and/or investment experience thereon from such date, and any appropriate adjustment in the Death Benefit shall be made as of such date. This excess amount shall be refunded within sixty (60) days after the end of the applicable Policy Year. If this excess amount is not refunded within sixty (60) days, the Total Face Amount under the Policy shall be increased retroactively so that at no time is the Death Benefit ever less than the amount needed to ensure or maintain tax qualification. However, AUL will not refuse to accept any premium necessary to continue coverage, even if the Contract will lose its tax qualification, but only if the premium would result in a zero Cash Value at the end of the Policy Year. Additionally, the minimum Death Benefit must be maintained.

Policy Changes Effect on Life Insurance Qualification Tests

Policy changes, such as a change in Death Benefit option, Face Amount, or certain other Policy changes, will frequently change the Policy’s limits under the selected Life Insurance Qualification Test. If any requested change would cause the Policy to fail to qualify as life insurance for tax purposes, AUL may refuse or limit the request.

Planned Premiums

When applying for a Policy, the Owner may select a plan for paying level premium payments quarterly, semi-annually or annually. If the Owner elects, AUL will also arrange for payment of Planned Premiums on a monthly basis under a pre-authorized payment arrangement. The Owner is not required to pay premium payments in accordance with these plans; rather, the Owner can pay more or less than planned, or skip a Planned Premium entirely. Each premium after the initial premium must be at least $100, unless on a monthly pre-authorized payment arrangement.  AUL may increase this minimum ninety (90) days after AUL sends the Owner a written notice of such increase. Subject to the limits described above, the Owner can change the amount and frequency of Planned Premiums whenever the Owner wants by sending Proper Notice to the Home Office, at a maximum of once per year. However, AUL reserves the right to limit the amount of a premium payment or the total premium payments paid. If the Planned Premium is not sufficient to satisfy the requirements of the Guaranteed Death Benefit Provision, then this Policy is not guaranteed to remain in force.

Premium Payments to Prevent Lapse

Failure to pay Planned Premiums will not necessarily cause a Policy to lapse. Conversely, paying all Planned Premiums will not guarantee that a Policy will not lapse. The conditions that will result in the Owner’s Policy lapsing will vary depending on whether the Guaranteed Death Benefit Test is satisfied. For more information, see How Your Policy May Lapse.

Grace Period

A grace period is a period in which an Owner can make a premium payment in an amount sufficient to prevent the Policy from lapsing. A grace period starts when the Cash Surrender Value on a Monthiversary is not sufficient to cover the Monthly Deduction and the Policy does not satisfy the Guaranteed Death Benefit Test. AUL will send notice of the grace period to the last known address of the Owner and any assignee. Such notice will inform the Owner of the amount of premiums that must be paid by the Owner during the grace period to prevent the Policy from lapsing. The grace period shall terminate no less than sixty-one (61) days after the Monthiversary. The Owner’s Policy will remain in force during the grace period.  If the Insured should die during the grace period, the

Death Benefit Proceeds will still be payable to the beneficiary, although the amount paid will be equal to the Death Benefit immediately prior to the start of the grace period, plus any benefits provided by rider payable at the Insured’s death, less any outstanding lien, loan and loan interest, less the shortfall in total required premiums to maintain the Guaranteed Death Benefit Provision as of the start of the grace period. For more information see “Amount of Death Benefit Proceeds.” If the grace period premium payment has not been paid before the grace period ends, the Owner’s Policy will lapse. It will have no value, and no benefits will be payable. For more information, see How Your Policy May Lapse.

A grace period also may begin if any outstanding loan and loan interest becomes excessive. For more information, see “Policy Loans” in the Statutory Prospectus for more information.

Premium Allocations and Crediting

On the Investment Option Election Form, the Owner specifies the percentage of a Net Premium to be allocated to the Investment Accounts and to the Fixed Account. The sum of the Owner’s allocations must equal 100 percent, with at least 1 percent of the Net Premium payment allocated to each account selected by the Owner. All Net Premium allocations must be in whole percentages. AUL reserves the right to limit the number of Investment Accounts to which premiums may be allocated. The Owner can change the allocation percentages at any time, subject to these rules, by sending Proper Notice to the Home Office by telephone if written authorization is on file with AUL, or by using the internet. The change will apply to the premium payments received with or after receipt of the Owner’s notice.

The initial Net Premium and any Net Premiums received during the “Right to Examine” period are generally allocated to the money market account until the end of the “Right to examine” period. On the later of the day the “Right to Examine” period expires or the date AUL receives the premium at AUL’s Home Office, the initial Net Premium and any Net Premiums received during the “Right to Examine” period are allocated to the Fixed Account and the Investment Accounts in accordance with the Owner’s allocation instructions selected in the application. Subsequent Net Premiums are allocated as of the end of the Valuation Period during which AUL receives the premium at the Home Office.

If the Owner exercises the Owner’s Right to Examine the Policy and cancels it by returning it to AUL. AUL will refund either the premiums paid or the Account Value, whichever is greater. For purposes of determining the end of the “Right to Examine” period, solely as it applies to this transfer, AUL assumes that receipt of this Policy occurs five (5) calendar days after the Issue Date.

Premium payments requiring satisfactory evidence of insurability will not be credited to the Policy until underwriting has been completed and the premium payment has been accepted. If the additional premium payment is rejected, AUL will return the premium payment immediately, without any adjustment for investment experience.

HOW YOUR POLICY MAY LAPSE

Lapse

If the Cash Surrender Value is insufficient to pay the Monthly Deduction at any time, the Policy will enter the Grace Period unless the Policy satisfies the Guaranteed Death Benefit Test (described below).  If the Guaranteed Death Benefit Test is not satisfied at that time, the client will have 61 days from the start of the Grace Period to make a payment to bring the Policy back in good standing.  A notice will be sent to the client at the start of the Grace Period indicating an amount due that will be equal to the lesser of:

1. The amount required to bring the Cash Surrender Value positive plus 3 Monthly Deductions.

2. The amount required to bring the Guaranteed Death Benefit Provision secondary account positive plus 3 Monthly Deductions.

If the premium due is not paid by the end of the Grace Period, all insurance stops and the Policy terminates without value. For payment sent by U.S. Mail, the premium is considered paid if it postmarked within the Grace Period.

Guaranteed Death Benefit Provision

The Owner’s Policy will satisfy the Guaranteed Death Benefit Provision if on any Monthiversary where the grace period would normally begin, the Guaranteed Death Benefit Value is greater than $0. Guaranteed Death Benefit Value is a reference value equal to the Secondary Account value less any Partial Surrenders, any outstanding loans, and loan interest (the “Guaranteed Death Benefit Test”).

Secondary Account value is equal to:

1. The accumulated value of Premiums paid; plus

2. Interest accumulated at the Secondary Account Interest Rate; less

3. Secondary Account Monthly Deductions; less

4. Any Partial Surrenders.

Secondary Account Interest Rate is the annual rate at which the Secondary Account accrues interest. The Secondary Account Interest Rate is shown on the Policy Data Page.

Secondary Account Monthly Deduction is the sum of:

1. The Monthly Administrative Charge; plus

2. The Face Amount Charge(s); plus

3. The Secondary Account Cost of Insurance; plus

4. The Asset-Based Charge; plus

5. The cost for any Policy riders.

The Secondary Account Monthly Deduction is deducted on the Policy Date and each Monthiversary. Monthly Deductions due on any Monthiversaries prior to the Issue Date are deducted on the next Monthiversary.

The Secondary Account Cost of Insurance is the current Cost of Insurance rate multiplied by the Secondary Account Net Amount at Risk determined as of the date of the Monthly Deduction.

The Secondary Account Net Amount at Risk is:

1. The Death Benefit on the Monthiversary divided by the Death Benefit Discount Factor; less

2. The Secondary Account Value.

The Secondary Account has no actual Cash Value to the Owner, and is a reference value used only to determine whether the Guaranteed Death Benefit Provision is satisfied. The Secondary Account Deduction is not actually assessed against the Policy’s Account Value.

If this test is failed on a Monthiversary where the Cash Surrender Value is insufficient to pay the Monthly Deduction, then the grace period will begin. The grace period notice will be sent which requests the lesser of:

1. The amount required to bring the Cash Surrender Value positive plus three (3) Monthly Deductions; or

2. The amount required to bring the Guaranteed Death Benefit Provision Secondary Account positive plus three (3) Monthly Deductions.

Reinstatement

The Policy may be reinstated within five (5) years (or such longer period if required by state law) of the date the Policy terminated if:

3. The Policy had not been surrendered for its Cash Surrender Value; and

4. Satisfactory evidence of insurability of the Insured is provided to AUL. This may include, but is not limited to, completion of an application; and

5. Payment of sufficient premiums to cover past due Monthly Deductions during the Grace Period and any premium necessary to keep this Policy in force for three (3) months; and

6. Interest on any loan amount which is reinstated is paid at the annual rate applicable to Policy loans during the period of lapse, from the time the Grace Period ended.

The effective date of the reinstatement is the next Monthiversary following AUL’s approval of the reinstatement. The Guaranteed Death Benefit Provision will not be reinstated.

The Account Value on the effective date of reinstatement is equal to the Account Value at the time of termination adjusted for past due charges during the Grace Period, plus the premium paid at the time of reinstatement. The Surrender Charge will be based on the number of Policy Years from the original Policy Date.

MAKING WITHDRAWALS: ACCESSING THE MONEY IN YOUR POLICY

Surrendering the Policy for Cash Surrender Value

The Owner may surrender the Owner’s Policy at any time after the Right to Examine period for its Cash Surrender Value by submitting Proper Notice to AUL. AUL may require return of the Policy. If the Policy is surrendered within thirty (30) days following a Policy Anniversary, the Cash Surrender Value paid will be no less than the value as of the Policy Anniversary. A Surrender Charge may apply. For more information, see “Surrender Charge.” A surrender request will take effect on the date the Proper Notice is signed, subject to any payments made or other actions taken prior to our receipt of Proper Notice. Payment will generally be made within seven (7) calendar days. For more information, see “When Proceeds are Paid” in the Statutory Prospectus for more information. The Cash Surrender Value may be taken in one lump sum or it may be applied to a settlement option. For more information, see “Settlement Options” in the Statutory Prospectus for more information. The Policy will terminate and cease to be in force if it is surrendered for one lump sum or applied to a settlement option. It cannot later be reinstated. Surrenders may have adverse tax consequences. For more information, see “Tax Considerations” in the Statutory Prospectus for more information.

Partial Surrenders

The Owner may make Partial Surrenders under the Owner’s Policy of at least $500 at any time after the end of the first Policy Year by submitting Proper Notice to AUL. As of the date AUL receives Proper Notice for a Partial Surrender, the Account Value and, therefore, the Cash Value will be reduced by the Partial Surrender.

When the Owner requests a Partial Surrender, the Owner can direct how the Partial Surrender will be deducted from the Investment Accounts and/or the Fixed Account. If the Owner provides no directions, the Partial Surrender will be deducted from the Owner’s Account Value in the Investment Accounts and Fixed Account on a pro rata basis. Partial Surrenders may have adverse tax consequences. For more information, see “Tax Considerations” in the Statutory Prospectus for more information.

AUL will reduce the Face Amount by an amount equal to the Partial Surrender. The maximum Partial Surrender amount is the Cash Surrender Value minus the greater of (a) $1,000 or (b) three times the most recent Monthly Deduction. AUL will reject a Partial Surrender request if the Partial Surrender would reduce the Face Amount below $100,000, or if the Partial Surrender would cause the Policy to fail to qualify as a life insurance contract under applicable tax laws, as interpreted by AUL.

Partial Surrender requests will take effect on the date the Proper Notice is signed, subject to any payments made or other actions taken prior to AUL’s receipt of Proper Notice, and generally will be paid within seven (7) calendar days. See “When Proceeds Are Paid” in the Statutory Prospectus for more information.

Partial Surrenders and the Death Benefit Options

If the Owner chooses Death Benefit option 1, a Partial Surrender will result in a reduction in the Face Amount by the amount surrendered. Any reduction will be processed in the same manner as a requested decrease (Refer to the Policy Changes section of Your policy). The remaining Face Amount must be at least $100,000.

If the Owner chooses Death Benefit option 2, an amount equal to any Partial Surrender will be deducted from the Owner’s Account Value. Partial Surrenders will not affect the Face Amount. The Owner’s Death Benefit will continue to be determined in accordance with the “Death Benefit” section of the Owner’s Policy.

ADDITIONAL INFORMATION ABOUT FEES

The following tables describe the fees and expenses that you will pay when buying, owning, and surrendering or making withdrawals from the Policy. Please refer to your Policy Data Page for information about the specific fees you will pay each year based on the options you have elected.

The first table describes the fees and expenses that you will pay at the time that you buy the Policy, surrender or make withdrawals from the Policy, transfer Cash Value between Investment Accounts, or, if applicable, elect to exercise the Overloan Protection Rider.

Transaction Fees

Charge	When Charge is Deducted	Amount Deducted
Surrender Charge	Upon Full Surrender or Face Amount Decrease	Maximum of $60.00 per $1,000 of Face Amount as of Policy Date
Premium Expense Charge	Upon receipt of Premium	Years 1-10: 6% of all premiums received

Years 11+: 2% of all premiums received
Accelerated Death Benefit for Terminal Illness Rider(1)	Upon any payment of the rider’s benefit	$250 (Administrative Fee)
Accelerated Death Benefit for Chronic Illness Rider(1)	Upon any payment of the rider’s benefit	$250 (Administrative Fee)
Overloan Protection Rider Charge(2)	Upon exercising the rider	98% of Account Value less any outstanding loan and loan interest
Transfer Fees under DCA Program	Upon each transfer effected under a DCA Program	AUL reserves the right to impose a $25 transfer charge.

(1) Subject to state availability; for more information, see Material State Variations.

(2) At the time the rider is exercised any outstanding loan and interest will be paid off and the charge will be assessed on the remaining Account Value.

The next table describes the fees and expenses that the Owner will pay periodically during the time that the Owner owns the Policy, not including Portfolios fees and expenses.

Periodic Charges Other Than Annual Portfolio Expenses

Charge	When Charge is Deducted	Amount Deducted
Base Contract Charge:
Face Amount Charge(4)	Monthly	$0.047 - $3.52 per $1,000 of Face Amount
Representative Face Amount Charge(1)	Monthly	$0.33 per $1,000 of Face Amount
Cost of Insurance (COI)(1)(2)(4) Minimum Charge Maximum Charge	Monthly Monthly	$0.01 per $1,000 of Net Amount at Risk $83.33 per $1,000 of Net Amount at Risk
Charge for a Representative Insured(1)	Monthly	$0.02 per $1,000 of Net Amount at Risk
Administrative Charge(3)	Monthly	$15 per month
Asset-Based Charge	Monthly	1/12th of 0.20% of Account Value
Loan Interest(3)	Monthly beginning on loan date	Policy Years 1-5: 4.75% (annualized) Policy Years 6-30+: 4.25% (annualized)

Optional Benefits
Children’s Insurance Benefit Rider(3)	Monthly beginning on Policy Date	$0.54 per $1,000 of child’s term face

Waiver of Monthly Deductions Disability (WMDD)(4)	Monthly beginning on Policy Date	5.97% - 14.13% of all Monthly Deductions based on Insured’s Issue Age
Representative WMDD(1)	Monthly beginning on Policy Date	8.74% of all Monthly Deductions

(1) This charge will vary based upon the individual characteristics of the Insured and therefore will vary between Policies and may vary from Monthiversary to Monthiversary. Representative charges shown in the table may not be representative of the charge that a particular Policy owner will pay. Policy owners can request an illustration of specific costs and/or see the Policy Specification Pages for information about specific charges of the Policy. The rates are based on the sex of the Insured, except that unisex rates are used where appropriate under applicable law, including in the state of Montana, and in Policies purchased by employers and employee organizations in connection with employment-related insurance or benefit programs.  The cost of insurance rate generally increases with the Attained Age of the Insured.

(2) This charge is not deducted to zero for Face Amount when the Insured reaches the Attained Age of 121.

(3) The charge does not vary based on an individual’s characteristics.

(4) The charge varies based on an individual’s characteristics. Consult the Owner’s Policy for details regarding the actual charges the Owner will pay.

The next table shows the minimum and maximum total operating expenses charged by the Portfolio Companies that the Owner may pay periodically during the time that the Owner owns the Contract. A complete list of Portfolio Companies available under the Contract, including their annual expenses, may be found at the back of this document.

Annual Portfolio Company Operating Expenses	Minimum	Maximum
(expenses that are deducted from Fund assets, including management fees, distribution and/or service (12b-1) fees, and other expenses)	0.11%	0.90%

APPENDIX A:  PORTFOLIOS AVAILABLE UNDER THE POLICY

The following is a list of Portfolios currently available under the Policy. More information about the Portfolios is available in the prospectuses for the Portfolios, which may be amended from time to time and can be found online at www.oneamerica.com/prospectuses. You can also request this information at no cost by calling (800) 537-6442 or by sending an email request to policyservice@oneamerica.com. You may also request updated performance information of the Portfolios at no cost by calling (800) 537-6442.

The current expenses and performance information below reflects fees and expenses of the Portfolios, but does not reflect the other fees and expenses that your Policy may charge. Expenses would be higher and performance would be lower if these charges were included. Each Portfolio’s past performance is not necessarily an indication of future performance.

Type of	Portfolio Identifier — for internal	Portfolio and	Current		Average Annual Total Returns (as of 12/31/2021)
Portfolio	use only	Adviser/Sub-adviser	Expenses		1 year	5 year	10 year
High Yield Bond	02-ZZZ	American Funds American High-Income Trust: Class 1 Investment Adviser: Capital Research and Management Company	0.30	%*	8.74	6.86	6.49
World Allocation	02-ZZY	American Funds Global Balanced: Class 1 Investment Adviser: Capital Research and Management Company	0.51	%*	11.05	10.86	8.44
Large Cap/Growth	02-ZZX	American Funds Growth: Class 1 Investment Adviser: Capital Research and Management Company	0.35%		22.3	25.75	20.01
Large Cap/Blend	02-ZZW	American Funds Growth and Income: Class 1 Investment Adviser: Capital Research and Management Company	0.29%		24.42	16.68	15.7
Foreign/Large Cap/Blend	02-ZZV	American Funds International Growth and Income: Class 1 Investment Adviser: Capital Research and Management Company	0.53	%*	5.64	9.02	7.22
Emerging Markets	02-ZZU	American Funds New World Fund: Class 1 Investment Adviser: Capital Research and Management Company	0.57	%*	5.16	13.53	8.94
World Allocation	02-ZZT	BlackRock Global Allocation: Class 1 Investment Adviser: BlackRock Advisors, LLC Investment Sub-adviser: BlackRock (Singapore) Limited	0.75	%*	6.67	9.95	7.94
High Yield Bond	02-ZZS	BlackRock High Yield: Class 1 Investment Adviser: BlackRock Advisors, LLC Investment Sub-adviser: BlackRock International Limited	0.57	%*	5.34	6.36	6.78

Small Cap / Blend	02-ZZR	BlackRock Small Cap Index: Class 1 Investment Adviser: BlackRock Advisors, LLC	0.21	%*	14.57	11.85	12.91
Intermediate Term Bond	02-ZZQ	BlackRock Total Return: Class 1 Investment Adviser: BlackRock Advisors, LLC Investment Sub-adviser: BlackRock International Limited and BlackRock (Singapore) Limited	0.47	%*	-1.42	3.92	3.61
Specialty	02-ZZP	Cboe VEST US Large Cap 10% Buffer Strategies VI Fund: Class Y Investment Adviser: Cboe Vest Financial LLC	0.80	%*
Specialty	02-ZZO	Cboe VEST US Large Cap 20% Buffer Strategies VI Fund: Class Y Investment Adviser: Cboe Vest Financial LLC	0.80	% *
Large Cap / Value	02-ZZN	ClearBridge Variable Large Cap Value Portfolio: Class 1 Investment Adviser: Legg Mason Partners Fund Advisor, LLC Investment Sub-adviser: ClearBridge Investments, LLC	0.71%		26.21	12.37	12.98
Mid Cap / Blend	02-ZZM	ClearBridge Variable Mid Cap Portfolio: Class 1 Investment Adviser: Legg Mason Partners Fund Advisor, LLC Investment Sub-adviser: ClearBridge Investments, LLC	0.82%		28.71	14.26	14.33
Inflation Protected Securities	02-ZZL	DFA Inflation Protected Securities: Class Institutional Investment Adviser: Dimensional Fund Advisors LP Investment Sub-adviser: Dimensional Fund Advisors Ltd. and DFA Australia Limited	0.11%		5.58	5.44
Foreign / Small-Mid	02-ZZK	DFA International Small Portfolio: Class Institutional Investment Adviser: Dimensional Fund Advisors LP Investment Sub-adviser: Dimensional Fund Advisors Ltd. and DFA Australia Limited	0.40%		14.56	10.12	10.04
Small Cap / Value	02-ZZJ	DFA US Targeted Value: Class Institutional Investment Adviser: Dimensional Fund Advisors LP	0.29%		39.68	10.45	13.6
Inflation Protected Securities	02-ZZI	Fidelity VIP Floating Rate High Income Portfolio: Class Initial Investment Adviser: Fidelity Management & Research Company LLC	0.72%		5.21	4.05

Large Cap / Value	02-ZZH	Fidelity VIP Growth & Income Portfolio: Class Initial Investment Adviser: Fidelity Management & Research Company LLC	0.52%	25.95	13.45	14.07
Large Cap / Growth	02-ZZG	Fidelity VIP Growth Opportunities Portfolio: Class Initial Investment Adviser: Fidelity Management & Research Company LLC	0.63%	11.94	32.09	22.94
World Bond (Multi-Sector Bond)	02-ZZF	Fidelity VIP Strategic Income Portfolio: Class Initial Investment Adviser: Fidelity Management & Research Company LLC Investment Sub-adviser: FIL Investment Advisors (UK) Limited (FIA(UK))	0.66%	3.74	5.37	4.74
Mid Cap / Value	02-ZZE	Fidelity VIP Value Portfolio: Class Initial Investment Adviser: Fidelity Management & Research Company LLC	0.64%	30.07	12.72	13.7
Small Cap / Growth	02-ZZD	Franklin Small-Mid Cap Growth VIP Fund: Class 1 Investment Adviser: Franklin Advisers, Inc.	0.83%	10.25	21.15	15.99
Mid Cap / Value	02-ZZC	Invesco V.I. American Value: Series 1 Investment Adviser: Invesco Advisers, Inc.	0.88%	27.95	9.21	10.92
Intermediate Term Bond	02-ZZB	Invesco V.I. Core Plus Bond: Series 1 Investment Adviser: Invesco Advisers, Inc.	0.62%*	-0.66	4.68	4.8
Mid Cap / Growth	02-ZZA	Invesco V.I. Discovery Mid Cap Growth Fund: Series 1 Investment Adviser: Invesco Advisers, Inc.	0.83%	19.1	23.08	17.84
Small Cap / Blend	02-ZZ1	Invesco V.I. Main Street Small Cap Fund: Series 1 Investment Adviser: Invesco Advisers, Inc.	0.84%	22.55	13.73	14.69
Mid Cap / Growth	02-ZZ2	MFS Mid-Cap Growth Series: Class Initial Investment Adviser: MFS	0.80%*	14.11	22.66	18.2
Small Cap / Growth	02-ZZ3	MFS New Discovery Series: Class Initial Investment Adviser: MFS	0.87%*	1.8	21.3	16.15
World Bond (Multi-Sector Bond)	02-ZZ4	PIMCO Income Portfolio: Class Institutional Investment Adviser: PIMCO	0.67%	2.15	5.21
Long Term Bond	02-ZZ5	PIMCO Long-Term US Government Portfolio: Class Institutional Investment Adviser: PIMCO	0.505%	-4.64	6.3	4.35

Short Term Bond	02-ZZ6	PIMCO Low Duration Portfolio: Class Institutional Investment Adviser: PIMCO	0.50%	-0.78	1.69	1.74
Intermediate Term Bond	02-ZZ7	PIMCO Total Return: Class Institutional Investment Adviser: PIMCO	0.50%	-1.12	4.09	3.59
Specialty - Allocation	02-ZZ8	TOPS Managed Risk Balanced ETF Portfolio: Class 1 Investment Adviser: ValMark Advisers, Inc. Investment Sub-adviser: Milliman Financial Risk Management LLC	0.50%	8.8	6.74	5.53
Specialty - Allocation	02-ZZ9	TOPS Managed Risk Growth ETF Portfolio: Class 1 Investment Adviser: ValMark Advisers, Inc. Investment Sub-adviser: Milliman Financial Risk Management LLC	0.49%	12.79	8.54	6.4
Specialty - Allocation	02-ZZ0	TOPS Managed Risk Moderate Growth ETF Portfolio: Class 1 Investment Adviser: ValMark Advisers, Inc. Investment Sub-adviser: Milliman Financial Risk Management LLC	0.49%	11.38	7.92	6.35
Large Cap / Growth	02-ZYZ	Vanguard Capital Growth Portfolio Investment Adviser: PRIMECAP Management Company	0.34%	21.54	18.12	17.35
Large Cap / Value	02-ZYY	Vanguard Diversified Value Portfolio Investment Adviser: Hotchkis and Wiley Capital Management, LLC and Lazard Asset Management LLC	0.28%	30.47	13.52	13.15
Large Cap / Value	02-ZYX	Vanguard Equity Income Portfolio Investment Adviser: Wellington Management Company LLP and The Vanguard Group, Inc.	0.30%	25.33	12.35	13.06
Large Cap / Blend	02-ZYW	Vanguard Equity Index Portfolio Investment Adviser: The Vanguard Group, Inc.	0.14%	28.55	18.31	16.39
World Bond	02-ZYV	Vanguard Global Bond Index Portfolio Investment Adviser: The Vanguard Group, Inc.	0.13%	-1.84
High Yield Bond	02-ZYU	Vanguard High Yield Bond Portfolio Investment Adviser: Wellington Management Company LLP	0.26%	3.68	5.69	6.05
International Large Growth	02-ZYT	Vanguard International Portfolio Investment Adviser: Baillie Gifford Overseas Ltd. and Schroder Investment Management North America Inc.	0.38%	-1.54	20.48	13.57
Mid Cap / Blend	02-ZYS	Vanguard Mid-Cap Index Portfolio Investment Adviser: The Vanguard Group, Inc.	0.17%	24.36	15.72	14.97

Money Market	02-ZYR	Vanguard Money Market Portfolio Investment Adviser: The Vanguard Group, Inc.	0.15%	0.02	1.15	0.67
Short Term Bond	02-ZYQ	Vanguard Short-Term Investment-Grade Portfolio Investment Adviser: The Vanguard Group, Inc.	0.14%	-0.45	2.74	2.48
Small Cap / Growth	02-ZYP	Vanguard Small Company Growth Investment Adviser: ArrowMark Colorado Holdings, LLC and The Vanguard Group, Inc.	0.30%	14.22	15.59	14.89
Intermediate-Term Bond	02-ZYO	Vanguard Total Bond Market Index Portfolio Investment Adviser: The Vanguard Group, Inc.	0.14%	-1.72	3.5	2.77
Foreign / Large Cap / Blend	02-ZYN	Vanguard Total International Stock Market Index Portfolio Investment Adviser: The Vanguard Group, Inc.	0.10%	8.53
Large Cap / Blend	02-ZYM	Vanguard Total Stock Market Index Portfolio Investment Adviser: The Vanguard Group, Inc.	0.13%	25.64	17.79	16.13
Alternative - Real Estate	02-ZYL	Vanguard VIF Real Estate Index Investment Adviser: The Vanguard Group, Inc.	0.26%	40.21	11.25	11.43

* The net annual expense ratios of these Portfolios reflect temporary fee reductions currently in place due to expense reimbursement or fee waiver arrangements currently being offered by the managing Portfolios. Upon the expiration of the temporary fee reductions, the annual expenses of these Portfolios may increase from the amounts disclosed in the table above. Please see the respective Portfolios’ prospectuses for additional information.

The Statement of Additional Information contains additional information about the Policy and the Separate Account. The SAI is incorporated by reference into this Prospectus and is legally part of this Prospectus. For a free copy of the SAI, or to request other information about the Policy, or to make inquiries about the Policy, call toll-free (800) 537-6442, or write: One American Square, P.O. Box 368, Indianapolis, IN 46206-0368. You can also find the SAI and other information about the Policy online at www.oneamerica.com or by sending an email request to policyservice@oneamerica.com.

Reports and other information about the Separate Account are also available on the SEC’s internet site at https://www.sec.gov. Copies of this information may be obtained, upon payment of a duplicating fee, by electronic request at the following email address: publicinfo@sec.gov.

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